Exhibit 99.2


Letter from the Chairman of Stratis Authority, Inc. to MDI Shareholders

Fellow MDI Shareholders,

As Chairman and CEO of Stratis Authority (Stratis), currently the largest common shareholder in MDI, Inc., I would like to take this opportunity to curtail much of the defamatory information that is circulating in the financial markets relating to the stability of the business relationship between Stratis and MDI via the Learn Safe(TM) school safety and security program.

Let me begin by stating that although much of the malicious information and fabricated email reports being circulated by these parties are not deserving of a direct response from either company, I am concerned that there are select groups of individuals targeting our relationship and MDI's stock with the intent of profiting on its market decline. Bordering on criminal, I assume that these blatantly slanderous acts are calculated attempts by these groups to cause as much damage as possible to the reputation of Stratis executives and the business success of Stratis, the Learn Safe program and MDI. Furthermore, with respect to our relationship with Mirabilis; they are clients. We provide security and litigation support for them. That is all.

Stratis was formed, in 2006 as an employee held company; in which each employee has resigned from a Mirabilis company. Stratis is a stand alone organization and any reports to the contrary are inaccurate.

With the Learn Safe program, we believe it is the most comprehensive school safety and security program in existence today. We have assembled the right people, processes and technology within the program to accomplish our mission of properly securing our nation's schools. While these miscreants are obviously working day and night to profit from the program's failure, we have the utmost faith in the success of the initiative and are working hard to accomplish our first year goals.

We are currently working with a task force to investigate and track the sources of all slanderous and libelous communications in relation to this matter. We are reviewing strategies to take direct legal action against any deliberate and calculated manipulation or exploitation of MDI stock by these sources.

We chose MDI based on their proven expertise and system capabilities. I believe this will be one of the most successful years in MDI's history and the Learn Safe partnership will be the driving force behind much of this growth.

Let me conclude by reinforcing my belief in Stratis Authority's investment in MDI. Our plans are to remain a long-term shareholder, satisfy our stock purchase funding ahead of schedule, move aggressively to release work orders against our purchase order and continue to drive value through the Learn Safe program and similar business initiatives. I ask you to join me in supporting the success of this program and the success of MDI for years to come.

Regards,

James Vandevere
Chairman and CEO
Stratis Authority, Inc.